EXHIBIT 5-1




                                       August 14, 1996


                                                                      03-020-018

Comarco, Inc.
22800 Savi Ranch Parkway, Suite 214
Yorba Linda, California  92687

Ladies and Gentlemen:

                    You have requested our opinion with respect to 125,000 shares of the Common Stock (the "Shares") of Comarco, Inc., a California corporation (the "Company"), which Shares are to be issued upon the exercise of stock options (the "Options") granted and to be granted pursuant to the terms of the Company's Director Stock Option Plan (the "Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                    In rendering this opinion, we have examined the Company's Restated Articles of Incorporation, Bylaws, the Plan and the records of corporate proceedings taken in connection with the Plan. We have also investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary.

                    Based upon the foregoing, we are of the opinion that the shares of Common Stock, when issued and paid for pursuant to the exercise of options granted under the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       RIORDAN & McKINZIE


117141.1